APARTMENT INVESTMENT AND MANAGEMENT COMPANY ANNOUNCES
RESULTS OF SPECIAL DIVIDEND ELECTION

DENVER, COLORADO, January 30, 2008

Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today the results of the stockholders’ elections relating to Aimco’s special dividend declared by its Board of Directors on December 21, 2007, to holders of its outstanding shares of Class A Common Stock on December 31, 2007. The special dividend of $2.51 per share, or approximately $232 million in the aggregate, is payable January 30, 2008.

A portion of the special dividend in the amount of $0.60 per share represents an accelerated payment of the dividend for the quarter ended December 31, 2007, and a portion represents an additional dividend payment in the amount of $1.91 as a result of taxable gains arising from property dispositions during 2007.

The terms of the special dividend, including the ability of shareholders to elect to receive the special distribution in the form of cash and/or shares of Aimco’s Class A Common Stock, and a limitation on the aggregate amount of cash to be included in the special dividend, were described in detail in the prospectus filed with the Securities and Exchange Commission on January 2, 2008.

Based on stockholder elections, Aimco expects the special dividend to consist of approximately 4.6 million shares of its Class A Common Stock, and approximately $55 million in cash. The number of shares included in the special distribution is calculated based on the $38.71 average closing price per share of Aimco’s Class A Common Stock on the New York Stock Exchange on January 23 and 24, 2008.

Aimco’s Class A Common Stock began trading “ex-dividend” for the special dividend on December 27, 2007.

Registered stockholders with questions regarding the special dividend may call Computershare Trust Company, N.A., Aimco’s transfer agent, at (781) 575-2879 or (800) 733-5001. If your shares are held through a bank, broker or nominee, and you have questions regarding the special dividend, please contact such bank, broker or nominee.

Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities through 19 regional operating centers. Aimco, through its subsidiaries and affiliates, is the largest owner and operator of apartment communities in the United States with 1,194 properties, including 206,217 apartment units, and serves approximately 750,000 residents each year. Aimco’s properties are located in 47 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our web site at .